Exhibit 7.1

Contact: investors@askbeacon.com Porter, LeVay & Rose, Inc. Marlon Nurse, V.P. — Investor Relations 212-564-4700
BEACON ENTERPRISE SOLUTIONS ENGAGED TO PROVIDE GLOBAL IT NETWORK
INFRASTRUCTURE SERVICES FOR FORTUNE 100 PHARMACEUTICAL COMPANY
—Engagement Worth Approximately $27 Million Over Three Years—
LOUISVILLE, KY, October 19, 2009 — Beacon Enterprise Solutions Group, Inc. (OTC BB: BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Transport Systems (“ITS”) infrastructure solutions, today announced that it has expanded its relationship with an existing Fortune 100 pharmaceutical client and been engaged to provide ITS infrastructure documentation, design, installation and ongoing management services. This engagement, valued at approximately $27 million, covers 39 European countries with an initial focus in Switzerland, France, Germany, Italy, Netherlands, Belgium and the United Kingdom and will expand to include the additional 31 countries throughout Europe as well as the Middle East and Africa.
As part of the engagement, Beacon will conduct ITS infrastructure assessments and prepare complete documentation of all of the pharmaceutical company’s facilities in these countries and provide ongoing managed ITS infrastructure services utilizing Beacon’s I(3)MAC (Innovative, Intelligent, Installation, Move, Add, Change) infrastructure management platform. This engagement encompasses more than 450 buildings throughout the region. The engagement is in addition to other pre-existing engagements and projects that Beacon is currently managing for this client.
Bruce Widener, CEO of Beacon Enterprise Solutions said, “This engagement represents an extremely important step in our growth plan. Throughout our long relationship with this client, we have become increasingly involved in the company’s ITS infrastructure design and support structure. We are pleased to have been recognized by this multinational organization for the work that we have already accomplished, and to have received another vote of confidence for the expansion of our global portfolio.”
Rick Mills, President of Beacon Enterprise Solutions commented, “We are pleased to have expanded our relationship with this Fortune 100 pharmaceutical client, as it is not only a strong seal of approval for our capabilities but it also brings with it a strong recurring revenue stream that will contribute to profitability in the near future. In addition to our work with their existing facilities, Beacon will also be utilized to work with their potential acquisitions in these geographical areas that may occur during the term of the engagement. We look forward to strengthening our relationship with this client and to fulfilling their continuing needs.”
The initial phase of the engagement is now underway, and will involve site visits, assessments and complete documentation of each of the client’s buildings throughout Europe, the Middle East and Northern Africa. Beacon anticipates hiring approximately 30 people in Europe, and utilizing current Beacon employees based in Zurich, Switzerland to complete this phase of the agreement.

About Beacon Enterprise Solutions Group, Inc.
Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Layer 1 network solutions. Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management. Through an integrated team approach, Beacon offers a broad range of products and services including IT infrastructure design, implementation and management, application development, voice/data/security system integration, installation and maintenance, in addition to long distance, VoIP and connectivity services. Beacon’s client roster includes state and local agencies, educational institutions, and over 4,000 companies ranging in size from mid-sized companies to the Fortune 500. Beacon is headquartered in Louisville, Ky., with regional headquarters in Dublin, Ireland and Zurich, Switzerland and personnel located throughout the United States and Europe. Beacon is publicly traded (OTC BB BEAC). For more information, please visit www.askbeacon.com or contact the company at 502-657-3500.
This press release may contain “forward looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
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